Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and the related schedule of Noah Education Holdings Ltd. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts) and the effectiveness of the Company’s internal control over financial reporting dated October 29, 2010, appearing in the annual report on Form 20-F of the Company for the year ended June 30, 2010.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
June 17, 2011